HOME EQUITY ASSET TRUST 2006-6

DERIVED INFORMATION  [7/11/06]

[$835,975,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-6

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Investor Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date.  Approximately 3.4% of the mortgage loans do not provide for any payments of principal in the first five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	230
Total Outstanding Loan Balance	$39,402,915*	Min	Max
Average Loan Current Balance	$171,317	$12,784	$858,550
Weighted Average Original LTV	78.8%**
Weighted Average Coupon	8.69%	6.80%	11.76%
Arm Weighted Average Coupon	8.63%
Fixed Weighted Average Coupon	8.96%
Weighted Average Margin	6.02%	2.25%	9.88%
Weighted Average FICO (Non-Zero)	646
Weighted Average Age (Months)	3
% First Liens	99.4%
% Second Liens	0.6%
% Arms	82.1%
% Fixed	17.9%
% of Loans with Mortgage Insurance	0.0%

*

Approximately [$40,650,000] of the total approximately [$850,000,100] deal collateral will be comprised of Investor loans.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
6.80 - 7.00	3	697,984	1.8	6.91	69.6	622
7.01 - 7.50	14	4,063,687	10.3	7.32	75.4	663
7.51 - 8.00	30	5,687,736	14.4	7.81	77.0	664
8.01 - 8.50	36	6,733,839	17.1	8.31	76.5	638
8.51 - 9.00	45	8,637,622	21.9	8.83	79.3	648
9.01 - 9.50	39	6,826,159	17.3	9.23	82.3	647
9.51 - 10.00	28	4,034,394	10.2	9.79	83.3	647
10.01 - 10.50	16	1,680,557	4.3	10.33	79.1	597
10.51 - 11.00	7	434,929	1.1	10.74	79.4	630
11.01 - 11.50	7	432,341	1.1	11.16	78.8	617
11.51 - 11.76	5	173,667	0.4	11.69	78.4	595
Total:	230	39,402,915	100.0	8.69	78.8	646

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
518 - 525	1	54,929	0.1	11.55	57.9	518
526 - 550	2	368,616	0.9	10.30	66.5	533
551 - 575	14	1,971,748	5.0	9.27	71.6	564
576 - 600	24	4,035,423	10.2	8.88	74.1	586
601 - 625	43	7,615,461	19.3	8.57	74.8	612
626 - 650	33	6,821,106	17.3	8.62	81.4	637
651 - 675	52	7,660,775	19.4	8.70	82.6	661
676 - 700	34	6,011,371	15.3	8.68	81.5	687
701 - 725	12	1,899,176	4.8	8.48	81.1	707
726 - 750	7	1,203,281	3.1	9.16	85.1	736
751 - 775	7	1,698,168	4.3	7.97	77.9	761
776 - 784	1	62,862	0.2	7.63	23.8	784
Total:	230	39,402,915	100.0	8.69	78.8	646

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
12,783 - 50,000	17	524,609	1.3	10.25	81.3	657
50,001 - 100,000	78	5,702,549	14.5	9.15	76.1	637
100,001 - 150,000	34	4,250,272	10.8	8.79	76.9	647
150,001 - 200,000	35	6,197,036	15.7	8.73	79.7	651
200,001 - 250,000	17	3,813,800	9.7	8.76	79.8	659
250,001 - 300,000	12	3,295,016	8.4	8.82	83.2	653
300,001 - 350,000	13	4,250,430	10.8	8.47	78.8	629
350,001 - 400,000	9	3,426,614	8.7	8.12	79.7	654
400,001 - 450,000	6	2,564,625	6.5	8.67	79.8	663
450,001 - 500,000	3	1,398,503	3.5	8.02	73.5	647
500,001 - 550,000	1	507,469	1.3	9.05	85.0	644
550,001 - 600,000	2	1,196,864	3.0	8.24	77.5	602
650,001 - 700,000	1	699,953	1.8	8.45	75.0	581
700,001 - 750,000	1	716,624	1.8	7.95	80.0	680
800,001 - 858,551	1	858,550	2.2	8.90	80.0	683
Total:	230	39,402,915	100.0	8.69	78.8	646

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
16.67 - 50.00	8	642,254	1.6	8.12	37.3	628
50.01 - 55.00	1	239,639	0.6	9.45	54.6	567
55.01 - 60.00	6	784,962	2.0	8.70	56.9	609
60.01 - 65.00	11	1,820,019	4.6	8.69	64.3	600
65.01 - 70.00	13	2,671,562	6.8	8.02	69.4	641
70.01 - 75.00	34	6,291,093	16.0	8.40	74.5	623
75.01 - 80.00	68	12,323,491	31.3	8.56	79.7	656
80.01 - 85.00	43	8,639,081	21.9	9.01	84.8	648
85.01 - 90.00	43	5,806,537	14.7	9.11	89.9	678
90.01 - 95.00	3	184,276	0.5	10.45	95.0	618
Total:	230	39,402,915	100.0	8.69	78.8	646

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	71	11,494,483	29.2	9.13	79.5	657
1.00	13	3,144,759	8.0	8.59	75.7	651
2.00	74	13,845,310	35.1	8.68	80.2	642
3.00	72	10,918,363	27.7	8.28	77.3	640
Total:	230	39,402,915	100.0	8.69	78.8	646

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	106	18,976,413	48.2	8.28	78.0	642
Reduced	49	8,265,474	21.0	9.11	81.2	656
Stated Income / Stated Assets	73	11,886,994	30.2	9.05	78.6	644
No Income / No Assets	2	274,035	0.7	9.02	77.0	760
Total:	230	39,402,915	100.0	8.69	78.8	646

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Investor	230	39,402,915	100.0	8.69	78.8	646
Total:	230	39,402,915	100.0	8.69	78.8	646

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	53	14,805,602	37.6	8.33	77.8	646
Florida	25	4,412,200	11.2	8.72	81.5	650
New York	14	2,865,736	7.3	8.92	78.3	615
Virginia	11	1,353,040	3.4	8.94	78.8	664
Illinois	7	1,199,077	3.0	8.79	75.7	673
Washington	5	1,028,853	2.6	7.96	82.5	664
District of Columbia	3	1,015,681	2.6	8.46	70.3	626
Georgia	10	988,905	2.5	9.27	80.4	654
New Jersey	6	987,927	2.5	8.66	75.4	660
Arizona	7	985,203	2.5	9.26	78.5	659
Oregon	4	946,172	2.4	7.47	73.1	665
Missouri	10	832,950	2.1	9.34	80.7	658
Ohio	10	793,314	2.0	9.10	78.9	630
Texas	8	698,450	1.8	8.62	79.7	650
Pennsylvania	7	609,076	1.5	9.54	77.2	608
Other	50	5,880,730	14.9	9.34	82.3	647
Total:	230	39,402,915	100.0	8.69	78.8	646

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	71	11,474,141	29.1	8.96	83.1	660
Refinance - Rate Term	18	2,626,392	6.7	8.69	79.5	635
Refinance - Cashout	141	25,302,382	64.2	8.57	76.8	641
Total:	230	39,402,915	100.0	8.69	78.8	646

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	112	22,780,381	57.8	8.73	79.2	641
Arm 2/28 - Balloon 40/30	20	4,381,404	11.1	8.35	80.9	673
Arm 2/28 - Dual 40/30	4	995,214	2.5	9.33	84.5	641
Arm 3/27	8	976,245	2.5	8.64	78.3	673
Arm 3/27 - Balloon 45/30	13	2,218,284	5.6	8.27	82.6	663
Arm 5/25	4	877,129	2.2	7.95	76.0	706
Arm 5/25 - Balloon 45/30	1	129,916	0.3	7.63	57.8	609
Fixed Balloon 30/15	11	234,090	0.6	11.13	84.8	664
Fixed Balloon 40/30	2	348,968	0.9	7.97	80.0	685
Fixed Balloon 45/30	5	756,096	1.9	7.88	75.6	614
Fixed Rate	50	5,705,188	14.5	9.07	74.4	631
Total:	230	39,402,915	100.0	8.69	78.8	646

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	154	22,475,568	57.0	8.71	78.9	648
2 Family	36	6,806,692	17.3	8.70	79.4	642
3-4 Family	15	4,738,617	12.0	8.50	75.6	631
Condo	18	3,218,732	8.2	8.77	79.6	649
PUD	7	2,163,308	5.5	8.75	82.8	670
Total:	230	39,402,915	100.0	8.69	78.8	646

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.00	3	620,160	1.9	8.73	78.0	753
5.01 - 5.50	50	12,476,556	38.6	8.52	79.1	639
5.51 - 6.00	35	7,265,108	22.5	8.71	79.1	639
6.01 - 6.50	13	2,137,640	6.6	7.85	72.5	662
6.51 - 7.00	27	5,026,343	15.5	8.97	83.5	665
7.01 - 7.50	14	2,402,933	7.4	8.40	78.0	654
7.51 - 8.00	9	1,215,686	3.8	8.90	82.9	656
8.01 - 8.50	7	980,512	3.0	9.33	87.3	669
9.01 - 9.88	4	233,635	0.7	10.34	79.6	613
Total:	162	32,358,573	100.0	8.63	79.6	649

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
10 - 12	1	170,049	0.5	7.75	90.0	673
13 - 15	1	82,894	0.3	8.25	72.6	672
16 - 18	3	431,619	1.3	8.73	77.7	663
19 - 21	102	21,075,582	65.1	8.66	78.9	644
22 - 24	29	6,396,856	19.8	8.82	82.0	651
25 - 27	1	124,900	0.4	7.55	77.6	663
28 - 30	1	159,307	0.5	8.50	80.0	702
31 - 33	15	2,421,216	7.5	8.28	80.5	667
34 - 36	4	489,106	1.5	9.05	86.8	652
37 >=	5	1,007,045	3.1	7.91	73.6	693
Total:	162	32,358,573	100.0	8.63	79.6	649

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.80 - 12.00	2	625,107	1.9	6.91	73.7	625
12.01 - 12.50	6	2,314,938	7.2	7.35	77.1	654
12.51 - 13.00	7	1,743,343	5.4	7.85	75.9	659
13.01 - 13.50	16	4,280,568	13.2	7.92	73.9	644
13.51 - 14.00	28	6,583,561	20.3	8.48	79.7	649
14.01 - 14.50	35	7,644,825	23.6	8.85	82.2	652
14.51 - 15.00	32	5,105,044	15.8	9.25	82.4	659
15.01 - 15.50	11	1,428,606	4.4	9.79	81.0	624
15.51 - 16.00	6	788,799	2.4	9.11	79.4	656
16.01 - 16.50	11	1,037,345	3.2	9.87	81.7	625
16.51 - 17.00	5	638,684	2.0	10.24	83.7	658
17.01 - 17.50	2	121,809	0.4	10.60	82.4	635
17.51 - 17.76	1	45,944	0.1	11.76	80.0	588
Total:	162	32,358,573	100.0	8.63	79.6	649

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
3.25 - 4.50	1	247,070	0.8	8.75	75.0	769
6.51 - 7.00	8	1,264,725	3.9	7.98	72.2	615
7.01 - 7.50	15	4,367,951	13.5	7.41	74.6	664
7.51 - 8.00	19	3,943,881	12.2	7.85	79.3	672
8.01 - 8.50	22	5,132,916	15.9	8.30	77.9	637
8.51 - 9.00	35	7,205,040	22.3	8.84	80.1	643
9.01 - 9.50	29	5,825,557	18.0	9.23	83.1	651
9.51 - 10.00	18	3,007,331	9.3	9.79	84.4	653
10.01 - 10.50	10	1,057,887	3.3	10.33	83.8	607
10.51 - 11.00	1	89,896	0.3	10.67	90.0	705
11.01 - 11.50	2	115,446	0.4	11.13	85.0	607
11.51 - 11.76	2	100,873	0.3	11.64	68.0	550
Total:	162	32,358,573	100.0	8.63	79.6	649

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.50	1	183,214	0.6	9.35	75.0	614
2.00	78	18,673,731	57.7	8.61	78.9	638
3.00	80	13,079,748	40.4	8.66	80.9	664
5.00	2	174,810	0.5	8.96	80.0	653
6.00	1	247,070	0.8	8.75	75.0	769
Total:	162	32,358,573	100.0	8.63	79.6	649

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	150	30,241,045	93.5	8.60	79.5	646
1.50	9	1,497,369	4.6	9.32	82.3	670
2.00	3	620,160	1.9	8.73	78.0	753
Total:	162	32,358,573	100.0	8.63	79.6	649

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	224	38,075,684	96.6	8.72	78.8	645
60	5	1,155,232	2.9	7.86	80.1	694
120	1	172,000	0.4	7.75	80.0	662
Total:	230	39,402,915	100.0	8.69	78.8	646

*

Note, for second liens, CLTV is employed in this calculation.